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                                                                    Exhibit 23.3

                      [PricewaterhouseCoopers Letterhead]


April 12, 1999

The Board of Governors
Medical Inter-Insurance Exchange of New Jersey
Two Princess Road
Lawrenceville, New Jersey 08648

RE: REORGANIZATION OF MEDICAL INTER-INSURANCE EXCHANGE

Ladies and Gentlemen:

We consent to the filing of, and reference to, our opinion dated October 14, 1998 regarding the reorganization of the Medical Inter-Insurance Exchange of New Jersey and the use of our name in the Registration Statement (Registration Number 333-64707) and the related Prospectus of The MIIX Group, Incorporated.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP